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              Exhibit 16(23)(a): Consent of Independent Auditors


                        CONSENT OF INDEPENDENT AUDITORS




The Shareholder and Board of Directors of
Aetna Life Insurance and Annuity Company:


We consent to incorporation by reference in the registration statement No. 333-34014 on Post-Effective Amendment No. 2 on Form S-2 of Aetna Life Insurance and Annuity Company and Subsidiaries (the "Company") of our reports dated March 27, 2001, relating to the consolidated balance sheets of the Company as of December 31, 2000 ("Successor Company") and December 31, 1999 ("Preacquisition Company"), and the related statements of income, changes in shareholder's equity and cash flows for the period from December 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to November 30, 2000 and the years ended December 31, 1999 and 1998 ("Preacquisition Company"), and all related schedules, which reports appear in the December 31, 2000, annual report on Form 10-K of the Company and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to the acquisition, effective November 30, 2000, by ING America Insurance Holdings Inc. of all of the outstanding stock of Aetna Inc., Aetna Life Insurance and Annuity Company's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                                  /s/ KPMG LLP


Hartford, Connecticut
April 4, 2001